EXHIBIT 10.24
                        CREDIT AGREEMENT


                            between


                NORTHERN BORDER PARTNERS, L.P.,
                            Borrower


                              and


                    SUNTRUST BANK, ATLANTA,
                             Lender





             $25,000,000 Revolving Credit Facility



                       December 15, 1999


PREPARED BY HAYNES AND BOONE, L.L.P.


                        CREDIT AGREEMENT

     THIS CREDIT AGREEMENT is entered into as of December 15, 1999, between NORTHERN BORDER PARTNERS, L.P., a Delaware limited partnership ("Borrower"), and SUNTRUST BANK, ATLANTA ("Lender").

     Borrower has requested from Lender a $25,000,000 revolving line of credit - subject to certain limitations below - for the purpose of making capital contributions to NBPC, whether directly or through the Guarantor or for acquisitions or capital investments by the Borrower, either directly or indirectly through its Subsidiaries.

     ACCORDINGLY, for adequate and sufficient consideration, Borrower and Lender agree as follows:

SECTION 1 DEFINITIONS AND TERMS.

     1.1  Definitions.  Capitalized terms used in the Loan
Documents shall have the meanings assigned to such terms in
Schedule 1.

     1.2 References to the CIBC Credit Agreement. Throughout this agreement, references will be made to the CIBC Credit Agreement. References to the CIBC Credit Agreement - including (without limitation) the defined terms, representations, warranties, covenants, and agreements contained therein: (i) are intended to be for Lender's continuing benefit; and (ii) shall be references to such agreement as it is in effect on the date hereof, regardless of whether the CIBC Credit Agreement, or any term or provision contained therein, is hereafter amended or modified, non-compliance therewith is hereafter waived, or the CIBC Credit Agreement hereafter expires by its terms or is terminated.

     1.3 Time References. Unless otherwise specified, in the Loan Documents (a) time references (e.g., 10:00 a.m.) are to CST, and (b) in calculating a period from one date to another, the word "from" means "from and including" and the word "to" or "until" means "to but excluding."

     1.4 Other References. Unless otherwise specified, in the Loan Documents (a) where appropriate, the singular includes the plural and vice versa, and words of any gender include each other gender, (b) heading and caption references may not be construed in interpreting provisions, (c) monetary references are to currency of the United States of America, (d) section, paragraph, annex, schedule, exhibit, and similar references are to the particular Loan Document in which they are used, (e) references to "telecopy," "facsimile," "fax," or similar terms are to facsimile or telecopy transmissions, (f) references to "including" mean including without limiting the generality of any description preceding that word, (g) the rule of construction that references to general items that follow references to specific items are limited to the same type or character of those specific items is not applicable in the Loan Documents, (h) references to any Person include that Person's heirs, personal representatives, successors, trustees, receivers, and permitted assigns, (i) references to any Law include every amendment or supplement to it, rule and regulation adopted under it, and successor or replacement for it, and (j) references to any Loan Document or other document include every renewal and extension of it, amendment and supplement to it, and replacement or substitution for it.

     1.5 Accounting Principles. Unless otherwise specified, in the Loan Documents (a) GAAP determines all accounting and financial terms and compliance with financial covenants, (b) GAAP in effect on the date of this agreement determines compliance with financial covenants, (c) otherwise, all accounting principles applied in a current period must be comparable in all material respects to those applied during the preceding comparable period, and (d) while Borrower has any consolidated Subsidiaries (i) all accounting and financial terms and compliance with reporting covenants must be on a consolidated basis, as applicable, and (ii) compliance with financial covenants must be in accordance with the compliance requirements specified within the CIBC Agreement.

SECTION 2 COMMITMENT.

     2.1  Facility.  Subject to the provisions in the Loan
Documents, Lender agrees to extend credit to Borrower under the Facility which Borrower may borrow, repay, and reborrow under this agreement subject to the following conditions:

          (a) Each Borrowing may only be $100,000 or a greater integral multiple of $100,000 if a Base-Rate Borrowing or $1,000,000 or a greater integral multiple of $100,000 if a LIBOR Borrowing or a Quoted-Rate Borrowing;

          (b) Each Borrowing may only occur on a Business Day on or after the Closing Date and before the Termination Date;
     and

          (c)  The aggregate of all Borrowings may never exceed
     $25,000,000 at any time.

     2.2 Borrowing Procedure. Borrower may request a Borrowing by making or delivering a Borrowing Request (that may be telephonic if promptly confirmed in writing on the same date as the Borrowing Request) to Lender, which is irrevocable and binding on Borrower. Each Borrowing Request shall state the Type, amount, and Interest Period for each Borrowing, and must be received by Lender no later than (i) (if applicable) 10:00 a.m. CST (11:00 a.m. EST) on the second Business Day before the Borrowing Date for any LIBOR Borrowing, or (ii) 8:30 a.m. CST (9:30 a.m. EST) on the Borrowing Date for any Base-Rate Borrowing or Quoted-Rate Borrowing.

     2.3 Borrowing Notices. Each Borrowing Request (whether telephonic or written) constitutes a representation and warranty by Borrower that as of the Borrowing Date all of the conditions precedent in Section 6 have been satisfied.

     2.4  Termination.  Borrower may - upon giving at least two
Business Days prior written and irrevocable notice to Lender - terminate all or part of the Facility as follows:

          (a) Each partial termination of the Facility must be in an amount of not less than $5,000,000 or a greater integral multiple of $1,000,000.

          (b) At the time of any such termination, Borrower shall pay to Lender all accrued and unpaid fees under this agreement, the interest attributable to the amount of that termination, and any related Funding Loss. Any part of the Commitment that is terminated may not be reinstated.

SECTION 3 TERMS OF PAYMENT.

     3.1  Note and Payments.

          (a) Note. Principal Debt under the Facility is evidenced by the Note.

          (b) Payment. Borrower must make each payment and prepayment on the Obligation to Lender's principal office in Atlanta, Georgia in immediately available funds by 10:00 a.m. CST (11:00 a.m. EST) on the day due; otherwise, those funds continue to accrue interest as if they were received on the next Business Day.

     3.2  Interest and Principal Payments.

          (a)  Interest.  Accrued interest on each LIBOR
     Borrowing or Quoted-Rate Borrowing is due and payable on the last day of its respective Interest Period and on the Termination Date. Accrued interest on each Base-Rate
     Borrowing is due and payable: (i) on the date of any prepayment, (ii) on the last day of each calendar month
     (commencing on the first of those dates following the Closing Date), (iii) on the date any such Base-Rate
     Borrowing is converted to a LIBOR Borrowing under Section
     3.9, and (iv) on the Termination Date.

          (b) Principal. The Principal Debt is due and payable on the Termination Date. Before the occurrence of the Termination Date, Borrower may prepay, without penalty and in whole or in part, the Principal Debt, so long as (i) each voluntary partial prepayment must be in a principal amount not less than $1,000,000 or a greater integral multiple of $100,000, (ii) Borrower shall give prior written and irrevocable notice to Lender (A) at least three Business Days before any prepayment of a Quoted-Rate Borrowing,
     (B) at least two Business Days before any prepayment of a LIBOR Borrowing or (C) at least one Business Day before any prepayment of a Base-Rate Borrowing, and (iii) Borrower shall pay any related Funding Loss upon demand. Conversions under Section 3.9 are not prepayments.

     3.3 Interest Options. Borrowings under the Facility shall bear interest at an annual rate equal to the lesser of either (i) the Maximum Rate, or (ii) the Base Rate, Quoted Rate or LIBOR plus the Applicable Margin (in each case as designated or deemed designated by Borrower), as the case may be. Each change in the Base Rate and Maximum Rate is effective, without notice to Borrower or any other Person, upon the effective date of change.

     3.4 Quotation of Rates. Borrower may call Lender before delivering a Borrowing Request to receive an indication of the interest rates then in effect, but the indicated rates do not bind Lender or affect the interest rate that is actually in effect when Borrower makes a Borrowing Request on the Borrowing Date.

     3.5  Default Rate.  If permitted by Law, all past-due
Principal Debt, and past-due interest accruing on any of the foregoing bears interest from the date due (stated or by acceleration) at the Default Rate until paid, regardless whether payment is made before or after entry of a judgment.

     3.6  [Intentionally Deleted].

     3.7 Interest Calculations. Interest will be calculated on the basis of actual number of days (including the first day but excluding the last day) elapsed but computed as if each calendar year consisted of 360 days (unless the calculation would result in an interest rate greater than the Maximum Rate, or in the case of interest on Base-Rate Borrowings in which event interest will be calculated on the basis of a year of 365 or 366 days, as the case may be). All interest rate determinations and calculations by Lender are conclusive and binding absent manifest error.

     3.8 Interest Periods. When Borrower requests any LIBOR Borrowing or Quoted-Rate Borrowings, Borrower may elect the applicable interest period (each an "Interest Period"), which may be, at Borrower's option: (i) for a LIBOR Borrowing one, two, or three months; and (ii) for Quoted-Rate Borrowings 30, 60, or 90 days. Borrower's selection of such Interest Periods shall be subject to Section 11.1 and the following conditions, (u) no Interest Period may extend beyond the Maturity Date; (v) the initial Interest Period for a Quoted-Rate Borrowing commences on the applicable Borrowing Date; (w) the initial Interest Period for a LIBOR Borrowing commences on the applicable Borrowing Date or conversion date, and each subsequent Interest Period applicable to any such LIBOR Borrowing commences on the day when the next preceding applicable Interest Period expires; (x) if any Interest Period for a LIBOR Borrowing begins on a day for which no numerically corresponding Business Day in the calendar month at the end of the Interest Period exists, then the Interest Period ends on the last Business Day of that calendar month;
(y) if Borrower is required to pay any portion of a LIBOR Borrowing or Quoted-Rate Borrowing before the end of its Interest Period in order to comply with the payment provisions of the Loan Documents, Borrower shall also pay any related Funding Loss; and
(z) no more than four Interest Periods may be in effect at one time.

     3.9  Conversions.  Subject to the dollar limits of
Section 2.1 and provided that Borrower may not convert to or select a new Interest Period for a LIBOR Borrowing or a Quoted-Rate Borrowing at any time when a Default or Potential Default exists, Borrower may (a) convert a Borrowing of one Type into a Borrowing of another Type; and (b) continue a LIBOR Borrowing or Quoted-Rate Borrowing for a new Interest Period. Such a continuation may be made by telephonic request to Lender no later than 10:00 a.m. CST (11:00 a.m. EST) on the second Business Day before the conversion date or the last day of the Interest Period, as the case may be (for conversion to a LIBOR Borrowing, or election of a new Interest Period), and no later than 8:30 a.m. CST (9:30 a.m. EST) on the last day of the Interest Period (for conversion to a Base-Rate Borrowing or Quoted-Rate Borrowing). Borrower shall provide a Conversion Notice to Lender no later than two days after the date of the conversion or election. A request for conversion may be made telephonically if promptly confirmed to Lender in writing on the same date as the Conversion Notice. Absent Borrower's telephonic request for conversion or election of a new Interest Period or if a Default or Potential Default exists, then, a LIBOR Borrowing or a Quoted-Rate Borrowing shall be deemed converted to a Base-Rate Borrowing effective when the applicable Interest Period expires.

     3.10 Order of Application. If a Default or Potential Default exists or if Borrower fails to give direction, any payment (including proceeds from the exercise of any Rights) shall be applied in the following order: (i) to all fees and expenses for which Lender has not been paid or reimbursed in accordance with the Loan Documents (and if such payment is less than all unpaid or unreimbursed fees and expenses, then the payment shall be paid against unpaid and unreimbursed fees and expenses in the order of incurrence or due date); (ii) to accrued interest on the Principal Debt; then (iii) to the Principal Debt (but Lender agrees to apply proceeds in an order that will minimize any Funding Loss).

     3.11 [Intentionally Deleted.]

     3.12 Basis Unavailable or Inadequate for LIBOR. If, on or before any date when LIBOR is to be determined for a Borrowing, Lender reasonably determines that the basis for determining the applicable rate is not available or Lender determines that the resulting rate does not accurately reflect the cost to Lender of making or converting Borrowings at that rate for the applicable Interest Period, then Lender shall promptly notify Borrower of that determination (which is conclusive and binding on Borrower absent manifest error) and the applicable Borrowing shall bear interest at the Base Rate. Until Lender notifies Borrower that those circumstances no longer exist, Lender's commitment under this agreement to make, or to convert to, LIBOR Borrowings, as the case may be, are suspended.

     3.13 Taxes. Any Taxes payable by Lender or ruled (by a Tribunal) payable by Lender in respect of this agreement or any other Loan Document shall, if permitted by Law, be paid by Borrower, together with interest and penalties, if any, except for Taxes payable on or measured by the overall net income of Lender (including, but not limited to, franchise taxes to the extent they are calculated based on such net income). Lender shall notify Borrower and deliver to Borrower a certificate setting forth in reasonable detail the calculation of the amount of Taxes payable, which certificate is conclusive and binding (absent manifest error), and Borrower shall pay that amount to Lender for its account or the account of Lender, as the case may be within five Business Days after demand. If Lender subsequently receives a refund of the Taxes paid to it by Borrower, then Lender shall promptly pay the refund to Borrower.

     3.14 Change in Laws. If any Law makes it unlawful for Lender to make or maintain LIBOR Borrowings or Quoted-Rate Borrowings, then Lender shall promptly notify Borrower, (a) as to undisbursed funds, that requested Borrowing shall be made as a Base-Rate Borrowing, and (b) as to any outstanding Borrowing
(i) if maintaining the Borrowing until the last day of the applicable Interest Period is unlawful, the Borrowing shall be converted to a Base-Rate Borrowing as of the date of notice, in which event Borrower will be required to pay any related Funding Loss, or (ii) if not prohibited by Law, the Borrowing shall be converted to a Base-Rate Borrowing as of the last day of the applicable Interest Period, or (iii) if any conversion will not resolve the unlawfulness, Borrower shall promptly prepay the Borrowing, without penalty but with related Funding Loss.

     3.15 Funding Loss. BORROWER SHALL INDEMNIFY LENDER AGAINST, AND PAY TO IT UPON DEMAND, ANY FUNDING LOSS INCURRED BY LENDER. WHEN LENDER DEMANDS THAT BORROWER PAY ANY FUNDING LOSS, LENDER SHALL DELIVER TO BORROWER A CERTIFICATE WITHIN 120 DAYS OF THE INCURRENCE THEREOF, SETTING FORTH IN REASONABLE DETAIL THE BASIS FOR IMPOSING THE FUNDING LOSS AND THE CALCULATION OF THE AMOUNT, WHICH CALCULATION IS CONCLUSIVE AND BINDING ABSENT MANIFEST ERROR. THE PROVISIONS OF AND UNDERTAKINGS AND INDEMNIFICATION IN THIS SECTION SURVIVE THE SATISFACTION AND PAYMENT OF THE OBLIGATION AND TERMINATION OF THIS AGREEMENT.

SECTION 4 COMMITMENT FEE. From and after the Effective Date, Borrower agrees to pay in accordance with Section 3.1 a commitment fee to Lender, as it accrues on the last day of each March, June, September, and December - commencing on December 31, 1999 - and on the Termination Date. Each payment of such fee is equal to the following, determined for the calendar quarter (or portion of a calendar quarter commencing on the date of this agreement or ending on such later Termination Date) preceding and including the date it is due; from the Effective Date until the Termination Date, the product of (i) 0.10%, times (ii) the unadvanced principal amount of the Principal Debt during the applicable quarter or portion of it, times (iii) a fraction with the number of days in the applicable quarter or portion of it as the numerator and 360 as the denominator.

SECTION 5 GUARANTY. In consideration of the intercompany advances which may be made by Borrower to Guarantor, Borrower shall cause Guarantor to unconditionally guarantee the full payment and performance of the Obligation by execution of a Guaranty.

SECTION 6 CONDITIONS PRECEDENT. Lender is not obligated to fund the initial Borrowing unless (a) Lender has received all of the items described in Schedule 6; (b) Lender and its counsel have completed due diligence satisfactory to each, including without limitation, a review of financial projections of Borrower, including statements of income, balance sheets, and cash flow statements; (c) Lender has received and reviewed to its satisfaction the Compliance Certificate (with all attachments) delivered by Borrower to the "Agent" and "Lender" as required under the CIBC Credit Agreement for the quarter ended September 30, 1999, certified by a senior financial officer of Borrower.
In addition, Lender is not obligated to fund (as opposed to continue or convert) any Borrowing unless on the applicable Borrowing Date (and after giving effect to the requested Borrowing): (w) Lender timely receives a Borrowing Request or Conversion Notice, as the case may be; (x) all of the representations and warranties in the Loan Documents and the CIBC Credit Agreement are true and correct in all material respects (unless they speak to a specific date or are based on facts which have changed by transactions contemplated or expressly permitted by this agreement); (y) no Material Adverse Event, Default, or Potential Default exists; and (z) no limitation in Section 2.1 is exceeded. Each Borrowing Request, however delivered, constitutes Borrower's representation and warranty that the conditions in clauses (w) through (z) above are satisfied. Upon Lender's request, Borrower shall deliver to Lender evidence substantiating any of the matters in the Loan Documents that are necessary to enable Borrower to qualify for the Borrowing. Each condition precedent in this agreement (including, without limitation, those on Schedule 6) is material to the transactions contemplated by this agreement, and time is of the essence with respect to each condition precedent.

SECTION 7 REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants to Lender as follows:

     7.1 Corporate Existence, Good Standing and Authority. Each Company is duly organized, validly existing, and in good standing under the Laws of its jurisdiction of organization. Except where not a Material Adverse Event, each Company is duly qualified to transact business and is in good standing as a foreign legal entity in each jurisdiction where the nature and extent of its business and properties require due qualification and good standing. Each Company possesses the requisite authority and power to conduct its business as is now being conducted and to own and operate its assets.

     7.2 Authorization and Contravention The execution and delivery by each Company of each Loan Document to which it is a party and the performance by it of its obligations under those Loan Documents (a) are within its partnership power, (b) have been duly authorized by all necessary partnership action,
(c) require no action by or filing with any Tribunal (except any action or filing that has been taken or made on or before the Effective Date), (d) did not violate any provision of its partnership agreement, charter or bylaws and (e) do not violate any provision of Law applicable to it or any Material Agreement to which it is a party.

     7.3 Binding Effect Upon execution and delivery by all parties to it, each Loan Document will constitute a legal and binding obligation of each Company party to it, enforceable against it in accordance with that Loan Document's terms except as that enforceability may be limited by Debtor Laws and general principles of equity.

     7.4 CIBC Credit Agreement Each representation and warranty in the CIBC Credit Agreement as pertains to Borrower, or its Subsidiaries, are true and correct (each of which representation and warranty is incorporated herein by reference together with related definitions and ancillary provisions) and would be true and correct if each reference therein to "Obligation," "this agreement," "Notes," "Loan Document," "Material Adverse Effect," "Loans," "Default," "Event of Default" were, respectfully, references to Obligation, this agreement, Note, Loan Documents, Material Adverse Event, Borrowings, Potential Default, or a Default.

     7.5 No Default. No Default or Potential Default has occurred and is continuing.

     7.6 Purpose. Borrower will use the proceeds of the Facility for capital contributions to NBPC, whether directly or through the Guarantor or for acquisitions or capital investments by the Borrower, either directly or indirectly through its Subsidiaries.

     7.7 Financials and Existing Debt. The Current Financials were prepared in accordance with GAAP and present fairly, in all material respects, the Borrower's consolidated financial condition, results of operations, and cash flows as of, and for the portion of the fiscal year ending on their dates (subject only to normal year-end adjustments for interim statements). Except for transactions directly related to, specifically contemplated by, or expressly permitted by the Loan Documents or as disclosed in the reports filed by Borrower pursuant to the Securities and Exchange Act of 1934 and delivered to Lender after the date of the Current Financials, no material adverse changes have occurred in the Borrower's consolidated financial condition from that shown in the Current Financials.

     7.8 Full Disclosure. If a Material Adverse Event has occurred, each material fact or condition relating thereto has been disclosed in writing to Lender. All information (taken as a whole) previously furnished to Lender in connection with the Loan Documents was - and all information furnished in the future (taken as a whole) by Borrower to Lender will be - true and accurate in all material respects or based on reasonable estimates on the date the information is stated or certified.

     7.9 Year 2000 Compliance. Borrower has implemented its plan (the "Y2K Plan") insuring that Borrower's and each Subsidiary's software and hardware systems are Year 2000 Compliant and Ready to the extent that errors or failures that may result in such software or hardware systems will not result in a Material Adverse Event. As used herein, "Year 2000 Compliant and Ready" means that the Borrower's and each Subsidiary's hardware and software systems with respect to the operation of their business and their general business plan will:
(i) handle date information involving any and all dates before, during and/or after January 1, 2000, including accepting input, providing output and performing date calculations in whole or in part; (ii) operate accurately without interruption on and in respect of any and all dates before, during and/or after January 1, 2000 and without any change in performance; (iii) respond to and process two digit year input without creating any ambiguity as to the century; and (iv) store and provide date input information without creating any ambiguity as to the century.

SECTION 8 COVENANTS. For so long as Lender is committed to lend under this agreement and until the Obligation has been fully paid and performed, Borrower covenants and agrees that:

     8.1 CIBC Credit Agreement. It will, for Lender's benefit, timely and properly observe, perform, and otherwise comply with each agreement and covenant (each of which is incorporated herein by reference together with related definitions and ancillary provisions) pertaining to it under the CIBC Credit Agreement as each such agreement and covenant is in effect on the date hereof, regardless of whether any such agreement or covenant is hereafter amended or modified, non-compliance therewith is hereafter waived by the "Agent" or any "Lender" under the CIBC Credit Agreement or any such loan document hereafter expires by its terms or is terminated, as if each reference therein to "Lender," "Agent," "General Partner," "this Agreement," "Loan Document," "Indebtedness," "Intermediate Partnership," "the Notes," "Material Adverse Effect," and "the Required Lenders," are, respectfully, references to Lender, Lender, General Partner, this agreement, Loan Documents, Debt, Guarantor, Note, Material Adverse Event, and Lender. In confirmation, but not replacement or limitation, of, the foregoing agreement, Borrower shall:

          (a) In accordance with Section 7.1.7 of the CIBC Credit Agreement, ensure that the claims and rights of Lender against it under the Loan Documents will not be subordinate to, and will rank at all times at least pari passu with, all other Debt of the Borrower. The Borrower will not amend, modify or supplement any credit agreement, notes, or other document relating to its Debt in any manner which would make them materially more onerous to Borrower than the provisions of this Agreement and the Note as in effect from time to time;

          (b) In accordance with Section 7.2.2(e) of the CIBC Credit Agreement, not, and will not permit the Guarantor to, create, incur, assume, or suffer to exist any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired, except Liens securing Borrower's or Guarantor's Debt, if, and only if, concurrently with the creation of such Lien, the Debt - including, but not limited to, the Obligation - is equally and ratably secured by such Liens; and

          (c) In accordance with Section 7.2.1 of the CIBC Credit Agreement, not, and will not permit the Guarantor to, create, incur, assume or suffer to exist or to otherwise become or be liable in respect of any Debt, other than, the Debt described in such Section7.2.1; provided, however, that this agreement - and the Principal Debt advanced under the terms of this agreement - comprises the Debt referred to in such Section 7.2.1(d). No further Debt may be incurred by Borrower or Guarantor under such Section.

     8.2 Certain Items Furnished. In addition to, and without limiting the generality, of the foregoing, Borrower shall furnish to Lender:

          (a) Financial Statements. Copies of each financial statement, compliance certificate, report, notice and information provided to the "Agent" or "Lenders" under the CIBC Credit Agreement, as and when provided to them;

          (b) Notice. As soon as possible, but in any event within 10 Business Days after becoming aware - of (i) the existence and, if requested by Lender, status of any Litigation that, if determined adversely to any Company, would be a Material Adverse Event, (ii) any change in any material fact or circumstance represented or warranted by any Company in any Loan Document that could be reasonably expected to result in a Material Adverse Event, or (iii) a Default or Potential Default, specifying the nature thereof and what action the Companies have taken, are taking, or propose to take; and

          (c)  Other Information.  Promptly when requested by
     Lender, such information (not otherwise required to be furnished under this agreement) about any Company's business affairs, assets, and liabilities, and any opinions, certifications, and documents, in addition to those mentioned herein.

     8.3  Expenses.  Promptly after demand Borrower shall pay
(a) all costs, fees, and expenses paid or incurred by Lender incident to any Loan Document (including, without limitation, the reasonable fees and expenses of Lender's counsel in connection with the negotiation, preparation, delivery, and execution of the Loan Documents and any related amendment, waiver, or consent) and
(b) all costs and expenses incurred by Lender in connection with the enforcement of the obligations of any Company under the Loan Documents or the exercise of any Rights under the Loan Documents (including, without limitation, allocated costs of in-house counsel, other reasonable attorneys' fees, and court costs), all of which are part of the Obligation, bearing interest, (if not paid within ten Business Days after demand accompanied by an invoice describing the costs, fees, and expenses in reasonable detail) at the Default Rate until paid.

SECTION 9 DEFAULT. The term "Default" means the occurrence of any one or more of the following:

     9.1 Payment of Obligation. The failure or refusal of Borrower to pay any portion of the Obligation, as the same becomes due in accordance with the terms of the Loan Documents.

     9.2 Covenants. Any Company's failure or refusal to punctually and properly perform, observe, and comply with any covenant (other than covenants to pay the Obligation) applicable to it; provided, that, with respect to Sections 8.2(a), 8.2(c), and 8.3, no such Default shall occur until such Company's failure or refusal to punctually and properly perform, observe, and comply with any of such covenants shall continue for 30 days after the first occurrence of such failure or refusal.

     9.3 Debtor Relief. Borrower or any other Company shall not be Solvent, or any Company (a) fails to pay its Debts generally as they become due, (b) voluntarily seeks, consents to, or acquiesces in the benefit of any Debtor Law, or (c) becomes a party to or is made the subject of any proceeding provided for by any Debtor Law, other than as a creditor or claimant, that could suspend or otherwise adversely affect the Rights of Lender granted in the Loan Documents (unless, in the event such proceeding is involuntary, the petition instituting same is dismissed within 60 days after its filing).

     9.4 Misrepresentation. Any representation or warranty made by any Company in any Loan Document at any time proves to have been incorrect when made.

     9.5 Cross-Default. The occurrence of a "Default" or "Event of Default" under the CIBC Credit Agreement - regardless of whether such "Default" or "Event of Default" is thereafter waived. The occurrence of a "Guaranty Default" or "Guaranty Event of Default" under the CIBC Guaranty - regardless of whether such "Guaranty Default" or "Guaranty Event of Default" is thereafter waived.

     9.6 Validity and Enforceability. This agreement, the Note, the Guaranty, or any other Loan Document ceases to be in full force and effect in any material respect or is declared to be null and void or its validity or enforceability is contested in writing by any Company party to it or any Company party to it denies in writing that it has any further liability or obligations under it.

SECTION 10     RIGHTS AND REMEDIES.

     10.1 Remedies Upon Default.

          (a)  Debtor Relief.  If a Default exists under
     Section 9.3, the commitment to extend credit under this agreement automatically terminates, and the entire unpaid balance of the Obligation automatically becomes due and payable without any action of any kind whatsoever.

          (b) Other Defaults. If any Default exists, Lender may do any one or more of the following: (i) if the maturity of the Obligation has not already been accelerated under
     Section 9.3, declare the entire unpaid balance of all or any part of the Obligation immediately due and payable, whereupon it is due and payable; (ii) terminate the commitment of Lender to extend credit under this agreement;
     (iii) reduce any claim to judgment; and (iv) exercise any and all other legal or equitable Rights afforded by the Loan Documents, by applicable Laws, or in equity.

          (c) Offset. If a Default exists, to the extent permitted by applicable Law, Lender may exercise the Rights of offset and banker's lien against each and every account and other property, or any interest therein, which any Company may now or hereafter have with, or which is now or hereafter in the possession of, Lender to the extent of the full amount of the Obligation owed to Lender.

     10.2 Company Waivers. To the extent permitted by Law, Borrower and Guarantor each waive presentment and demand for payment, protest, notice of intention to accelerate, notice of acceleration, and notice of protest and nonpayment, and each agree that its liability with respect to all or any part of the Obligation is not affected by any renewal or extension in the time of payment of all or any part of the Obligation, by any indulgence, or by any release or change in any security for the payment of all or any part of the Obligation.

     10.3 Performance by Lender. If any Company's covenant, duty, or agreement is not performed in accordance with the terms of the Loan Documents, Lender may, while a Default exists, at its option, perform or attempt to perform that covenant, duty, or agreement on behalf of that Company (and any amount expended by Lender in its performance or attempted performance is payable by the Companies, jointly and severally, to Lender on demand, becomes part of the Obligation, and bears interest at the Default Rate from the date of Lender's expenditure until paid). However, Lender does not assume and shall never have, except by its express written consent, any liability or responsibility for the performance of any Company's covenants, duties, or agreements.

     10.4 Course of Dealing. The acceptance by Lender of any partial payment on the Obligation is not a waiver of any Default then existing. No waiver by Lender of any Default is a waiver of any other then-existing or subsequent Default. No delay or omission by Lender in exercising any Right under the Loan Documents impairs that Right or is a waiver thereof or any acquiescence therein, nor will any single or partial exercise of any Right preclude other or further exercise thereof or the exercise of any other Right under the Loan Documents or otherwise.

     10.5 Cumulative Rights. All Rights available to Lender under the Loan Documents are cumulative of and in addition to all other Rights granted to Lender at law or in equity, whether or not the Obligation is due and payable and whether or not Lender has instituted any suit for collection, foreclosure, or other action in connection with the Loan Documents.
     10.6 Certain Proceedings. Borrower shall promptly execute and deliver, or cause the execution and delivery of, all applications, certificates, instruments, registration statements, and all other documents and papers Lender requests in connection with the obtaining of any consent, approval, registration, qualification, permit, license, or authorization of any Tribunal or other Person necessary or appropriate for the effective exercise of any Rights under the Loan Documents. Because Borrower agrees that Lender's remedies at Law for failure of Borrower to comply with the provisions of this section would be inadequate and that failure would not be adequately compensable in damages, Borrower agrees that the covenants of this section may be specifically enforced.

     10.7 Expenditures by Lender. Any sums spent by Lender in the exercise of any Right under any Loan Document is payable to Lender within five Business Days after demand, becomes part of the Obligation, and bears interest at the Default Rate from the date spent until the date repaid.

SECTION 11     MISCELLANEOUS.

     11.1 Nonbusiness Days. Any payment or action that is due under any Loan Document on a non-Business Day may be delayed until the next-succeeding Business Day (but interest shall continue to accrue on any applicable payment until payment is in fact made) unless the payment concerns a LIBOR Borrowing or Quoted-Rate Borrowing, in which case if the next-succeeding Business Day is in the next calendar month, then such payment shall be made on the next-preceding Business Day.

     11.2 Communications. Unless otherwise specifically provided, whenever any Loan Document requires or permits any consent, approval, notice, request, or demand from one party to another, communication must be in writing (which may be by fax) to be effective and shall be deemed to have been given (a) if by fax, when transmitted to the appropriate fax number (and all communications sent by fax must be confirmed promptly thereafter by telephone; but any requirement in this parenthetical shall not affect the date when the fax shall be deemed to have been delivered), (b) if by mail, on the third Business Day after it is enclosed in an envelope and properly addressed, stamped, sealed, and deposited in the appropriate official postal service, or
(c) if by any other means, when actually delivered. Until changed by notice pursuant to this agreement, the address (and fax number) for Borrower is stated beside its respective signature to this agreement and for Lender is stated beside its name on the signature page to this agreement.

     11.3 Form and Number of Documents. The form, substance, and number of counterparts of each writing to be furnished under this agreement must be satisfactory to Lender and its counsel.

     11.4 Exceptions to Covenants. No Company may take or fail to take any action that is permitted as an exception to any of the covenants contained in any Loan Document if that action or omission would result in the breach of any other covenant contained in any Loan Document.

     11.5 Survival. All covenants, agreements, undertakings, representations, and warranties made in any of the Loan Documents survive all closings under the Loan Documents and, except as otherwise indicated, are not affected by any investigation made by any party.

     11.6 Governing Law. Unless otherwise stated in any Loan Document, the Laws of the State of New York and of the United States of America govern the Rights and duties of the parties to the Loan Documents and the validity, construction, enforcement, and interpretation of the Loan Documents.

     11.7 Invalid Provisions. Any provision in any Loan Document held to be illegal, invalid, or unenforceable is fully severable; the appropriate Loan Document shall be construed and enforced as if that provision had never been included; and the remaining provisions shall remain in full force and effect and shall not be affected by the severed provision. Lender and each Company party to the affected Loan Document agree to negotiate, in good faith, the terms of a replacement provision as similar to the severed provision as may be possible and be legal, valid, and enforceable.

     11.8 Amendments, and Waivers.

          (a) Conflicts. Any conflict or ambiguity between the terms and provisions of this agreement and terms and provisions in any other Loan Document is controlled by the terms and provisions of this agreement.

          (b) Waivers. No course of dealing or any failure or delay by Lender, or any of their respective Representatives with respect to exercising any Right of Lender under this agreement operates as a waiver thereof. A waiver must be in writing and signed by Lender to be effective, and a waiver will be effective only in the specific instance and for the specific purpose for which it is given.

     11.9 Multiple Counterparts. Any Loan Document may be executed in a number of identical counterparts (including, at Lender's discretion, counterparts or signature pages executed and transmitted by fax) with the same effect as if all signatories had signed the same document. All counterparts must be construed together to constitute one and the same instrument.

     11.10 Parties Bound. Each Loan Document binds and inures to the parties to it, any intended beneficiary of it, and each of their respective successors and permitted assigns. No Company may assign or transfer any Rights or obligations under any Loan Document without first obtaining Lender's consent, and any purported assignment or transfer without Lender's consent is void. Lender may transfer, pledge, assign, sell any participation in, or otherwise encumber its portion of the Obligation, and may disclose information pertaining to the Borrower for such purposes. Any assignment will be made with Borrower's consent (which consent shall not be unreasonably withheld) and, once completed, release Lender of its funding obligation with respect to the amount assigned.

     11.11 Venue, Service of Process, and Jury Trial. BORROWER, FOR ITSELF AND ITS SUCCESSORS AND ASSIGNS, IRREVOCABLY
(A) SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS IN NEW YORK, (B) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION (INCLUDING IT BEING AN INCONVENIENT FORUM) THAT IT MAY NOW OR IN THE FUTURE HAVE TO THE LAYING OF VENUE OF ANY LITIGATION ARISING OUT OF OR IN CONNECTION WITH ANY LOAN DOCUMENT AND THE OBLIGATION BROUGHT IN THE COURTS OF NEW YORK, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND (C) CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THOSE COURTS IN ANY LITIGATION BY THE MAILING OF COPIES OF THAT PROCESS BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, POSTAGE PREPAID, BY HAND DELIVERY, OR BY DELIVERY BY A NATIONALLY-RECOGNIZED COURIER SERVICE, AND SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY OF THE LEGAL PROCESS AT ITS ADDRESS FOR PURPOSES OF THIS AGREEMENT. BORROWER ACKNOWLEDGES THAT THESE WAIVERS ARE A MATERIAL INDUCEMENT TO LENDER'S AGREEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT LENDER HAS ALREADY RELIED ON THESE WAIVERS IN ENTERING INTO THIS AGREEMENT, AND THAT LENDER WILL CONTINUE TO RELY ON EACH OF THESE WAIVERS IN RELATED FUTURE DEALINGS. BORROWER FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THESE WAIVERS WITH ITS LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY AGREES TO EACH WAIVER FOLLOWING CONSULTATION WITH LEGAL COUNSEL. The waivers in this section are irrevocable, meaning that they may not be modified either orally or in writing, and these waivers apply to any future renewals, extensions, amendments, modifications, or replacements in respect of the applicable Loan Document. In connection with any Litigation, this agreement may be filed as a written consent to a trial by the court.

     11.12 No General Partners' Liability. Lender agrees for itself and its respective successors and assigns, including any subsequent holder of the Note, that any claim against the Borrower which may arise under any Loan Document shall be made only against, and shall be limited to the assets of, the Borrower, except to the extent the Guarantor may have obligations with respect to such claim pursuant to the terms of the Guaranty, and that no judgment, order or execution entered in any suit, action or proceeding, whether legal or equitable, on this agreement, the Note or any other Loan Document, shall be obtained or enforced against any General Partner or its assets for the purpose of obtaining satisfaction and payment of the Note, the Debt evidenced thereby or any claims arising thereunder or under this agreement or any other Loan Document, any right to proceed against the General Partners individually or their respective assets being hereby expressly waived, renounced and remitted by Lender for itself and its successors and assigns. Nothing in the Section, however, shall be construed so as to prevent Lender or any other holder of the Note from commencing any action, suit or proceeding with respect to or causing legal papers to be served on any General Partner for the purpose of obtaining jurisdiction over the Borrower.

     11.13 Entirety. THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN BORROWER AND LENDER MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

             REMAINDER OF PAGE INTENTIONALLY BLANK.
                    SIGNATURE PAGES FOLLOW.

Signature Page to that certain Credit Agreement dated as of December 15, 1999 between NORTHERN BORDER PARTNERS, L.P., as
Borrower and SUNTRUST BANK, ATLANTA, as Lender.


                              NORTHERN BORDER PARTNERS, L.P.,
                                as Borrower


                              By   /s/ Larry L. DeRoin
                                   Name:     Larry L. DeRoin
                                   Title:    Chief Executive Officer
                                   Address:  1400 Smith Street
                                             Houston, TX 77002

Signature Page to that certain Credit Agreement dated as of December 15, 1999 between NORTHERN BORDER PARTNERS, L.P., as
Borrower and SUNTRUST BANK, ATLANTA, as Lender.


                              SUNTRUST BANK, ATLANTA,
                                as Lender


                              By   /s/Todd C. Davis
                                   Name:     Todd C. Davis
                                   Title:    Vice President
                                   Address:  303 Peachtree
                                             Street, 3rd Floor
                                             Atlanta, GA 30308

                     SCHEDULES AND EXHIBITS


Schedule 1               -    Defined Terms
Schedule 6               -    Closing Documents
Exhibit A                -    Note
Exhibit B                -    Guaranty
Exhibit C-1              -    Borrowing Request
Exhibit C-2              -    Conversion Notice
Exhibit D                -    Opinion of General Counsel to Companies

                           SCHEDULE 1


                         DEFINED TERMS

     Acceptance Agreement means that certain Acceptance Agreement dated the date hereof, executed between Borrower and Lender, and listed on Schedule 6 hereto.

     Applicable Margin means, for any LIBOR Borrowing, (i) for any day during the period from and including the Effective Date, through and including the 180th calendar day thereafter, 0.50% per annum and (ii) for any day subsequent thereto, 0.75% per annum.

     Authorized Representative means, officers of Northern Plains Natural Gas Company whose signatures and incumbency shall have been certified to Lender pursuant to Section 6 and who have been authorized by the Borrower pursuant to resolution as its "Authorized Representative." Under the terms of this agreement, an Authorized Representative may execute and present Borrowing Requests and Conversion Notices.

     Base Rate means, for any day, the greater of either (a) the annual interest rate most recently announced by SunTrust Bank, Atlanta at its principal office in Atlanta, Georgia, as its prime rate, with the understanding that such prime rate is one of its base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference to the prime rate, and is evidenced by the recording of such prime rate after its announcement in such internal publication or publications as SunTrust Bank, Atlanta may designate, automatically fluctuating upward and downward without special notice to Borrower or any other Person, or (b) the sum of the Federal-Funds Rate plus (i) for the period between December 3, 1999 through January 31, 2000 (inclusive of such dates), one and one-half percent (1.5%); or (ii) for all other times, one half of one percent (0.5%).

     Base-Rate Borrowing means a Borrowing bearing interest at the Base Rate.

     Borrower is defined in the preamble to this agreement.

     Borrowing means any amount disbursed under the Loan Documents by Lender to or on behalf of Borrower under the Loan Documents, either as an original disbursement of funds, a renewal, extension, or continuation of an amount outstanding.

     Borrowing Date means the date on which funds are requested by Borrower in a Borrowing Request.

     Borrowing Request means a request, subject to Section 2.2, substantially in the form of Exhibit C-1.

     Business Day means (a) for purposes of any LIBOR Borrowing, a day when commercial banks are open for international business in London, England, and (b) for all other purposes, any day other than Saturday, Sunday, and any other day that commercial banks are authorized by Law to be closed in Georgia.

     CIBC Credit Agreement means that certain Credit Agreement dated as of November 6, 1997 among the Borrower, certain commercial lending institutions, and Canadian Imperial Bank of Commerce, as Agent, providing for a revolving line of credit in an amount not to exceed $175,000,000.

     CIBC Guaranty means that certain Guaranty dated as of November 6, 1997 by Northern Border Intermediate Limited Partnership, a Delaware limited partnership, as guarantor in favor of the "Lender Parties" defined therein, to guarantee, among other things, Borrower's obligations under the CIBC Credit Agreement.

     Closing Date means the date agreed to by Borrower and Lender for the initial Borrowing, which must be a Business Day occurring no earlier than December 15, 1999

     Code means the Internal Revenue Code of 1986.

     Commitment means Lender's obligation under Section 2.1 to make advances under the Facility.

     Companies means, at any time, Borrower and each of its Subsidiaries.

     Conversion Notice means a request, subject to Section 3.9, substantially in the form of Exhibit C-2.

     CST means Central Standard Time.

     Current Date means any date within 30 days prior to the Effective Date.

     Current Financials, unless otherwise specified, means either
(a) the Borrower's most recent 10K and 10Q filed with the Securities and Exchange Commission, or (b) at any time after annual Financials are first delivered under Section 7.7, Borrower's annual Financials then most recently delivered to Lender under Section 7.7, together with the Borrower's quarterly Financials then most recently delivered to Lender under Section 7.7.

     Debt means - of any Person, at any time, and without duplication - all obligations, contingent or otherwise, which in accordance with GAAP should be classified upon such Person's balance sheet as liabilities, but in any event including the sum of the following: (a) all obligations for borrowed money; (b) all obligations evidenced by bonds, debentures, notes, bankers' acceptances or similar instruments; (c) all obligations to pay the deferred purchase price of property or services except trade accounts payable arising in the ordinary course of business; (d) all direct or contingent obligations in respect of letters of credit; (e) liabilities secured (or for which the holder of the Debt has an existing Right, contingent or otherwise to be so secured) by any Lien existing on property owned or acquired by that Person; (f) lease obligations that have been (or under GAAP should be) capitalized for financial reporting purposes; plus (g) all guaranties, endorsements, and other contingent obligations for Debt of others.

     Debtor Laws means the Bankruptcy Code of the United States of America and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar Laws affecting creditors' Rights.

     Default is defined in Section 9.

     Default Rate means, for any day, an annual interest rate equal from day to day to the lesser of either (a) the then-existing Base Rate plus 3% or (b) the Maximum Rate.

     Effective Date means December 15, 1999.

     EST means Eastern Standard Time.
     Facility is the amount available to Borrower, not to exceed
$25,000,000 at any time.

     Federal-Funds Rate means, for any day, the annual rate (rounded upwards, if necessary, to the nearest 1/16%) determined (which determination is conclusive and binding, absent manifest error) by Lender to be equal to (a) the weighted average of the rates on overnight federal-funds transactions with member bank of the Federal Reserve System arranged by federal-funds brokers on that day, as published by the Federal Reserve Bank of New York on the next Business Day, or (b) if those rates are not published for any day, the average of the quotations at approximately 9:00 a.m. CST (10:00 a.m. EST) received by Lender from three federal-funds brokers of recognized standing selected by Lender in its sole discretion.

     Financials of a Person means balance sheets, profit and loss statements, reconciliations of capital and surplus, and statements of cash flow prepared (a) according to GAAP (subject to year end audit adjustments with respect to interim Financials) and (b) except as stated in Section 1.5, in comparative form to prior year-end figures or corresponding periods of the preceding fiscal year or other relevant period, as applicable.

     Funding Loss means any loss, expense, or reduction in yield (but not any Applicable Margin) that Lender incurs because
(a) Borrower fails or refuses to take any Borrowing that it has requested under this agreement, or (b) Borrower prepays or pays any Borrowing or converts any Borrowing to a Borrowing of another Type, in each case, other than on the last day of the applicable Interest Period.

     GAAP means generally accepted accounting principles of the Accounting Principles Board of the American Institute of
Certified Public Accountants and the Financial Accounting
Standards Board that are applicable from time to time.

     General Partner means any of Northern Plains Natural Gas
Company, Pan Border Gas Company, and Northwest Border Pipeline
Company, and their successors and assigns in such capacity.

     Guarantor means Northern Border Intermediate Limited
Partnership, a Delaware limited partnership.

     Guaranty means a guaranty substantially in the form of the attached Exhibit B.

     Interest Period is defined in Section 3.8.

     Laws means all applicable statutes, laws, treaties, ordinances, rules, regulations, orders, writs, injunctions, decrees, judgments, opinions, and interpretations of any Tribunal.

     Lender is defined in the preamble to this agreement.

     LIBOR means, for a LIBOR Borrowing and for the relevant Interest Period, the annual interest rate (rounded upward, if necessary, to the nearest 0.01%) equal to the quotient obtained by dividing (a) the rate per annum for deposits in United States dollars for a period equal to such Interest Period appearing on the display designated as Page 3750 on the Dow Jones Markets Service (or such other page on that service or such other service designated by the British Banker's Association for the display of such Association's Interest Settlement Rates for Dollar deposits) as of 11:00 a.m. (London, England time) on the day that is two Business Days prior to the first day of the Interest Period or if such page 3750 is unavailable for any reason at such time, the rate which appears on the Reuters Screen ISDA Page as of such date and such time; provided, that if Lender determines that the relevant foregoing sources are unavailable for the relevant Interest Period, LIBOR shall mean the rate of interest determined by Lender to be the average (rounded upward, if necessary, to the nearest 1/100th of 1%) of the rates per annum at which deposits in United States dollars are offered to Lenders; two (2) Business Days preceding the first day of such Interest Period by leading banks in the London interbank market as of 10:00 a.m. for delivery on the first day of such Interest Period, for the number of days comprised therein and in an amount comparable to the amount of the LIBOR Borrowing of Lenders by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to the relevant Interest Period.

     LIBOR Borrowing means a Borrowing bearing interest at the sum of LIBOR plus the Applicable Margin.

     Lien means any lien, mortgage, security interest, pledge, assignment, charge, title retention agreement, or encumbrance of any kind and any other arrangement for a creditor's claim to be satisfied from assets or proceeds prior to the claims of other creditors or the owners (other than title of the lessor under an operating lease).

     Litigation means any action by or before any Tribunal.

     Loan Documents means (a) this agreement, certificates and reports delivered under this agreement, and exhibits and schedules to this agreement, (b) all agreements, documents, and instruments in favor of Lender ever delivered under this agreement or otherwise delivered in connection with all or any part of the Obligation (other than assignments), and (c) all renewals, extensions, and restatements of, and amendments and supplements to, any of the foregoing.

     Material Adverse Event shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets, or liabilities of the Borrower and its Subsidiaries taken as a whole, as represented to Lender in the most recently delivered Current Financials, (ii) the ability of the Borrower to perform its obligations under the Loan Documents,
(iii) the rights and remedies of the Lender under any of the Loan Documents or (iv) the legality, validity or enforceability of any of the Loan Documents.

     Material Agreement means any written or oral agreement, contract, commitment or understanding under which any Company is obligated to make payments in excess of $10,000,000 in any fiscal year or is entitled to receive revenues in any fiscal year in excess of 5% of Borrower's consolidated annual revenues for such year.

     Maturity Date means the earlier to occur of (a) the 364th calendar day following the Effective Date; or (b) the "Commitment
Termination Date" defined under the CIBC Credit Agreement as in effect on the Effective Date, regardless of whether such agreement is hereafter modified, renewed or extended.

     Maximum Amount and Maximum Rate respectively mean, for Lender, the maximum non-usurious amount and the maximum non-usurious rate of interest that, under applicable Law, that Lender is permitted to contract for, charge, take, reserve, or receive on the Obligation.

     NBPC means Northern Border Pipeline Company, a Texas general partnership.

     Note means a promissory note substantially in the form of the attached Exhibit A, as renewed, extended, amended, and restated.

     Obligation means all present and future (a) Debts, liabilities, and obligations of any Company to Lender and related to any Loan Document, whether principal, interest, fees, costs, attorneys' fees, or otherwise, and (b) renewals, extensions, and modifications of any of the foregoing.

     Person means any individual, entity, or Tribunal.

     Potential Default means any event's occurrence or any circumstance's existence that would - upon any required notice, time lapse, or both - become a Default.

     Principal Debt means, at any time, the unpaid principal balance of all Borrowings.

     Quoted Rate means the fixed rate per annum for a specified maturity, which may be mutually agreed upon by Borrower and Lender pursuant to this agreement.

     Quoted-Rate Borrowing means a Borrowing bearing interest at the Quoted Rate.

     Representatives means representatives, officers, directors, employees, accountants, attorneys, and agents.

     Reserve Requirement means, for any LIBOR Borrowing and for the relevant Interest Period, the total reserve requirements (including all basic, supplemental, emergency, special, marginal, and other reserves required by applicable Law) actually applicable to Lender's eurocurrency fundings or liabilities as of the first day of that Interest Period.

     Responsible Officer means Borrower's chief executive officer, or chief financial officer.

     Rights means rights, remedies, powers, privileges, and benefits.

     Solvent means, as to any Person, that (a) the aggregate fair market value of its assets exceeds its liabilities, (b) it has sufficient cash flow to enable it to pay its Debts as they mature, and (c) it does not have unreasonably small capital to conduct its businesses.

     Subsidiary of any Person means any entity of which (i) more than 50% (in number of votes) of the stock (or equivalent interests) is owned of record or beneficially, directly or indirectly, by that Person, or (ii) any partnership, association, joint venture, limited liability company or similar business organization more than fifty percent (50%) of the ownership interest having ordinary voting power of which shall at the time be directly or indirectly owned by such Person, by such Person and one or more Subsidiaries of such Person, or by one or more Subsidiaries of such Person.

     Taxes means, for any Person, taxes, assessments, or other governmental charges or levies imposed upon it, its income, or any of its properties, franchises, or assets.

     Termination Date means the earlier of either (a) the Maturity Date or (b) the effective date that Lender's Commitment is fully canceled or terminated.

     Tribunal means any (a) local, state, territorial, federal, or foreign judicial, executive, regulatory, administrative, legislative, or governmental agency, board, bureau, commission, department, or other instrumentality, (b) private arbitration board or panel, or (c) central bank.

     Type means any type of Borrowing determined with respect to the applicable interest option.